Exhibit 10.2

                       INCENTIVE STOCK OPTION NOTICE
                       -----------------------------

Bryan H. Hall
Old Gallops
127 Silverdale Avenue
Walton on Thames
Surrey
KT12 1EH

This Option Notice (the "Notice") dated as of December 8, 2006 (the "Grant Date") is being sent to you by NTL Incorporated (including any successor company, the "Company"). As you are presently serving as an employee of NTL Incorporated or one of its subsidiary corporations, in recognition of your services and pursuant to the NTL Incorporated 2006 Stock Incentive Plan (the "Plan"), the Company has granted you the Option provided for in this Notice. This Option is subject to the terms and conditions set forth in the Plan, which is incorporated herein by reference, and defined terms used but not defined in this Notice shall have the meaning set forth in the Plan.

1. GRANT OF OPTION. The Company hereby irrevocably grants to you, as of the Grant Date, an option to purchase up to 150,000 shares of the Company's Common Stock at a price of $24.83 per share (the "Option"). The Option is intended to qualify as an Incentive Stock Option under US tax laws and the Company will treat it as such to the extent permitted by applicable law.

2. VESTING. The Option shall vest as to one-third (1/3rd) of the shares covered thereby on March 15, 2007 and as to an additional one-third (1/3rd) of such shares on each of March 15, 2008 and January 15, 2009, provided that you are employed by the Company or one of its Subsidiary Corporations on each such vesting date. Upon an Acceleration Event this Option, to the extent not yet vested, shall become 100% vested.

3. EXERCISE PERIOD. Except as set forth in paragraph 2, the Option shall stop vesting immediately upon the termination of your employment and any portion of the Option that is not vested at the time of termination of your employment shall immediately be forfeited and cancelled. Your right to exercise that portion of the Option that is vested at the time of your termination shall terminate on the earlier of the following dates: (a) three months after the termination of your employment other than for Cause;
(b) one year after your termination resulting from your retirement, disability or death; (c) the date on which your employment is terminated for Cause; or (d) December 7, 2016.

4. MANNER OF EXERCISE. This Option may be exercised by delivery to the Company of a written notice signed by the person entitled to exercise the Option, specifying the number of shares which such person wishes to purchase, together with a certified or bank check or cash (or such other manner of payment as permitted by the Plan) for the aggregate option price for that number of shares and any required withholding (including a payment sufficient to indemnify the Company or any subsidiary of the Company in full against any and all liability to account for any tax or duty payable and arising by reason of the exercise of the Option).

5. TRANSFERABILITY. Neither this Option nor any interest in this Option may be transferred other than by will or the laws of descent or distribution, and this Option may be exercised during your lifetime only by you or your guardian or legal representative.

                                    for and on behalf of
                                    NTL INCORPORATED

                                    /s/ Stephen A. Burch

                                    Stephen A. Burch
                                    President and Chief Executive Officer